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                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         PAYMENT ENHANCEMENT ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Payment Enhancement Endorsement (the "Endorsement") becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Subject to the terms and conditions set forth below, this Endorsement credits additional amounts to Your Contract Value based on certain Purchase Payment(s) made to Your Contract prior to Age [86]. The expenses for this annuity may be higher than the expenses for an annuity without Payment Enhancements. This Endorsement may not be elected with other Endorsements containing different Withdrawal Charges or Schedules.

                                   DEFINITIONS

For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning given to them in the Contract.

PAYMENT ENHANCEMENT

Amounts allocated to Your Contract Value by Us. Payment Enhancements are not considered Purchase Payments.

PAYMENT ENHANCEMENT RATE

The percentage applied to each Purchase Payment to calculate the Payment Enhancement.

                         PAYMENT ENHANCEMENT PROVISIONS

ALLOCATION OF PAYMENT ENHANCEMENTS

We will allocate Payment Enhancements to available Variable Portfolio(s) and/or Fixed Account Option(s) in the same proportion as each corresponding Purchase Payment.

Payment Enhancements for Subsequent Purchase Payment(s) will be determined by the Payment Enhancement Rate in effect at the time Your Subsequent Purchase Payment is received by Us. We will send You a confirmation of the Payment Enhancement allocated to Your Contract Value.

DURING THE RIGHT TO EXAMINE/RIGHT TO CANCEL PERIOD

If You cancel Your Contract and this Endorsement and if Your Contract requires:

     1. The return of Contract Value, We will refund the Contract Value as of the business day during which the Contract is received by Us reduced by the lesser of: (a) the value of all Payment Enhancements as of the date on which We receive Your request to cancel Your Contract; or (b) the amount of all Payment Enhancements We allocated to Your Contract Value; or

     2.   The return of Purchase Payment(s), We will refund the Purchase
          Payment(s).

We reserve the right to allocate Your Payment Enhancement(s) to a Variable Portfolio with a cash management objective until the end of the Right To Examine/Right To Cancel period.

ASE-6229 (12/10)


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Signed for the Company to be effective as of the Contract Date.


/s/ Mallary L. Reznik                   /s/ Jana W. Greer
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Mallary L. Reznik                       Jana W. Greer
Senior Vice President                   President


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